CO-PROMOTION AGREEMENT

This CO-PROMOTION AGREEMENT (this “Agreement”) effective as of the [___] day of December, 2007 (“Effective Date”) between AURIGA LABORATORIES, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 10635 Santa Monica Blvd, Suite 120, Los Angeles, CA (“Auriga”), and MIDDLEBROOK PHARMACEUTICALS INC._ a corporation organized and existing under the laws of the State of Delaware and having its principal office at 20425 Seneca Meadows Parkway, Germantown, MD (“MiddleBrook”). Auriga and MiddleBrook may be referred to individually as a “Party” and collectively as “Parties”.

W I T N E S S E T H:

WHEREAS, MiddleBrook has the exclusive right to market the Product (as hereinafter defined) in the Territory (as hereinafter defined);

WHEREAS, Auriga employs a professional sales force (“Sales Force”) that currently calls on PCPs (as hereinafter defined) in order to promote products within the Territory;

WHEREAS, MiddleBrook desires to enhance its marketing of the Product in the Territory by enlisting the support and participation of Auriga and its Sales Force to market the Product to PCPs; and

WHEREAS, the Parties desire to enter into this Co-Promotion Agreement with respect to the Product in the Territory.

NOW, THEREFORE, Auriga and MiddleBrook agree that the following terms and conditions shall apply with respect to the promotion of the Product to PCPs:

1. DEFINITIONS

The following capitalized terms, when used in this Agreement, shall have the meanings given to them below:

“Affiliate” shall mean any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with a Party. Control means ownership or other beneficial interest in fifty percent (50%) or more of the voting stock or other voting interest of a corporation or other business entity.

“Baseline TRx Extended Units”***.

“Detailing” or “Detail” shall mean an in person visit by a professional sales representative who is part of the Sales Force to a PCP who is legally entitled to prescribe the Product, which visit is for the purpose of making a presentation about the Product (which may, or may not, be in conjunction with making a presentation about Auriga products as well) and where key attributes and characteristics of the Product are verbally presented to the PCP along with Marketing Materials.

“Co-Promotion Fee” shall mean have the meaning set forth in Section 2.4.

“FDA” shall mean the United States Food and Drug Administration.

“FD&C” shall mean the United States Food Drug and Cosmetics Act found in Title 21, Chapter 9 of the United States Code.

“Good Manufacturing Practices” shall have the meaning set forth in 21 C.F.R. 110.

“IMS” shall mean [the pharmaceutical marketing intelligence company IMS Health Inc.]

“IMS National Prescription Audit” shall mean [IMS’ National Prescription Audit Plus Services that tallies the national prescriptions of all pharmaceutical products sold from retail pharmacies].

“Marketing Plan” shall mean a plan for marketing and Detailing of the Product, including monthly Product sales forecasts for the Territory and a marketing budget which may be prepared by MiddleBrook.

“Net Sales” shall mean * * *.

“PCP” shall mean doctors of medicine or osteopathy with a primary practice office location in the Territory, which includes Physicians classified by IMS as Family Practice, Primary Care Physicians, General Medicine or Internal Medicine, and shall also include nurse practitioners, physician assistants, and other mid-level practitioners who may prescribe Product within their scope of practice, either through collaborative practice arrangements with doctors of medicine or osteopathy or otherwise and who fall into the above IMS classifications.

“PDMA” shall mean the Prescription Drug Marketing Act of 1987.

“Performance Metric” shall have the meaning set forth in Schedule 1.

“Product” shall mean MiddleBrook's product known as * * *.

“Promotional Expenses” shall mean actual direct costs for promotional items and Samples ordered from MiddleBrook by Auriga for use in the promotion of the Product.

“Residual Fee” shall have the meaning  set forth in Section 2.4 (b).

“Sample” shall mean a Unit of Product Packaged as a sample that is not intended to be sold and is intended to promote the same of such Product.

“Territory” shall mean the United States of America, including its territories and possessions.

“Third Party” shall mean a party other than Auriga or MiddleBrook or their respective Affiliates.

“Trademark” shall mean the trademark “Keflex”.

“TRx Extended Units” shall mean total prescription extended units of Product in the Territory as reported by IMS National Prescription Audit.

“Unit” shall mean a unit of TRx Extended Units.

“Wholesale Acquisition Cost” or “WAC” shall mean MiddleBrook’s list price per Unit for the Product to wholesalers or direct purchasers in the Territory, before deductions for prompt pay or other discounts, rebates or reductions in price, the most recent month for, which the information is available, as reported in the wholesale price guides or other publications of drug or biological pricing data.

2. CO-PROMOTION

2.1. Co-Promoter.

(a) MiddleBrook hereby appoints Auriga as the co-promoter of the Product for purposes of Auriga’s promotion of the Product through its Sales Force to PCPs.  Auriga accepts such appointment and agrees to promote the Product through the Sales Force only to PCPs in a manner consistent with this Agreement and the directions of MiddleBrook for the Product. Neither Party shall authorize any Third Party to promote the Product to PCPs.  MiddleBrook represents and warrants to Auriga that as of the Effective Date, no Third Party is authorized to promote the Product to PCPs. Auriga, through the Sales Force, shall have the co-exclusive right, along with Middlebrook, to promote the Product to PCPs.

(b) At Auriga’s sole cost and expense, Auriga agrees to use diligent efforts at a level equal to the highest industry standards to market and promote the Product through the Sales Force to PCPs, all in a manner similar to the promotion of Auriga manufactured products. Without limiting the foregoing, Auriga agrees: (1) to establish and maintain a commercially reasonable and sufficient number of, employed sales representatives to comprise the Sales Force whose responsibility includes Detailing the Product to PCPs; (2) to train such Sales Force with respect to the proper and acceptable Detailing of the Product using the training materials provided by MiddleBrook pursuant to Section 2.2(a)(iii) below), and (3) to use such Sales Force to actively promote the Product in accordance with the Performance Metrics detailed in Schedule 1. MiddleBrook reserves and retains the right to promote the Product to PCPs within the Territory, provided, that (i) all such promotion shall be solely at MiddleBrook’s cost and expense, and (ii) all amounts generated from sales resulting from such promotion shall be included as Net Sales for purposes of determining Auriga’s compensation, unless otherwise agreed to beforehand by the Parties.  Auriga sales representatives shall at all times while marketing and promoting the Product to PCPs, be subject to MiddleBrook’s policies and procedures (if any) related to the marketing and promotion of the Product (“MiddleBrook Policies”) which have been provided to Auriga. At all times, Auriga’s sales representatives shall also be subject to Auriga’s policies and procedures (if any) related to the marketing and promotion of Auriga’s products; to the extent that Auriga policies and procedures are inconsistent with MiddleBrook’s then current policies and procedures (if any) related to the marketing and promotion of the Product which have been provided to Auriga, the policy or procedure which is more restrictive shall apply in connection with the Product.

(c) The Parties agree that the commercial launch date of the Product by Auriga shall be on or before thirty (30) days from the Effective Date.

(d) * * *.

(e) Auriga represents and warrants that it shall, and shall require that its Sales Force: (1) at all times comply with any and all laws, rules, regulations, PDMA guidelines and/or professional requirements applicable to the sale and marketing of pharmaceutical products generally and the Product specifically; (2) at all times provide services under this Agreement in a professional, ethical and competent manner; (3) not make any misleading statements, claims or warranties that are inconsistent with the FDA labeling for the Product approved at the time such statements, claims or warranties are made; and (4) not disparage or present in a negative light the Product, the Trademark and/or MiddleBrook. MiddleBrook represents and warrants that it: (i) shall at all times comply with any and all laws, rules, regulations, PDMA guidelines and/or professional requirements applicable to the manufacture and sale of pharmaceutical products generally and the Product specifically; (ii) shall at all times provide services under this Agreement in a professional, ethical and competent manner; and (iii) shall not disparage or present in a negative light Auriga.

(f) Auriga shall promote the Product only under and by use of the Trademark and shall not use any other trademark(s) in the promotion of the Product without the prior written approval of MiddleBrook. Auriga represents that it shall use the Trademark (and any other trademark(s), if any, used by Auriga as approved by MiddleBrook) only in a manner consistent with MiddleBrook’s trademark usage guidelines communicated to Auriga. Auriga shall permit MiddleBrook, at MiddleBrook’s expense and upon reasonable notice, to review and audit Auriga’s usage of the Trademark (or any other trademark(s), if any, used by Auriga as approved by MiddleBrook).

(g) Auriga shall be responsible for promotion of the Product in accordance with the Marketing Plan, or as otherwise communicated to Auriga by MiddleBrook, and only through the use of sales, promotional, Samples, advertising and/or similar materials (the “Marketing Materials”) provided by MiddleBrook.  MiddleBrook shall be entitled to deduct Promotional Expenses from future Co-Promotion Fee payments to Auriga hereunder.  Auriga agrees that it will not make any changes to any FDA approved promotional materials or Samples without MiddleBrook’s prior written consent, such consent not to be unreasonably withheld or delayed. Where necessary, MiddleBrook shall be responsible for securing any legal or regulatory approvals required for any Marketing Materials.

(h) Each Party, at its sole cost and expense, shall obtain and at all times maintain in full force and effect all necessary licenses, permits and/or other authorizations or approvals, as required by law, regulation, ordinance or statute as may be necessary to allow and permit it to undertake and carry out its duties and obligations as set forth in this Agreement.

(i) * * *.

(j) MiddleBrook will provide access to its sales training team to train the Auriga Sales Force.  Additionally, MiddleBrook will participate in the setting up of the initial training modules and will provide Auriga all available training materials to assist in the completion of a sales training module.  All training materials will be approved by MiddleBrook prior to use by the Auriga field sales team.

(k) Auriga shall not sell or distribute the Products, place journal or other advertisements for the Product, issue press releases regarding the Product (however Auriga May refer to the Product in a non-promotional manner in its corporate press releases, financial statements, annual and quarterly reports and filings with the Securities and Exchange Commission or other regulatory bodies, as provided in the License Agreement), conduct opinion leader development activity in connection with the Product, establish advisory boards concerning the Product, participate in or conduct peer selling activity concerning the Product, enter into or discuss with customers or potential customers (including, without limitation, managed care organizations) contracts for the sale of or discounts or rebates on the sale of Product or conduct other general marketing activities (other than the Detailing of the Product to the extent expressly permitted by this Agreement) with respect to the Product. These shall be among the activities for which MiddleBrook shall remain solely responsible.

2.2. Sale and Manufacture of the Product.

(a) During the Term of this Agreement, MiddleBrook shall be responsible for:

(i) Manufacturing, packaging, labeling, shipping, warehousing and distributing the Product in the Territory, or having the forgoing effected by its licensors, licensees, Affiliates or Third Parties.

(ii) Accepting of orders, invoicing customers and the collecting of receivables resulting from sales of the Product in the Territory.

(iii) Development of training materials with respect to the Product, which it shall make available to Auriga for training Auriga’s Sales Force assigned to the Product.

(iv) Providing customer service activities, medical information services (including response to medical inquiries) and regulatory filings and activities.

(b) All Product returned to Auriga shall be shipped by Auriga to the nearest facility of MiddleBrook or its designee.  Auriga shall incur no liability in the handling or expense of such returns, provided such return to Auriga is not the result of any action of Auriga.

(c) All sales of the Product in the Territory shall be invoiced by MiddleBrook, and Auriga shall be paid its compensation as specified hereunder on all sales of the Product in the Territory, whether made by MiddleBrook, Auriga or any other party unless otherwise agreed to beforehand by the Parties.

(d) All terms of sale including, without limitation, policies concerning pricing, credit terms, cash discounts and returns and allowances shall be set by MiddleBrook consistent with MiddleBrook’s normal internal selling practices; provided, however, that the foregoing shall not permit MiddleBrook to set any pricing terms with respect to Product Samples sold to Auriga which are inconsistent with the terms of this Agreement.

(e) All customer orders for the Product shall be received and executed by MiddleBrook or its designee. If Auriga receives any such orders it shall refer such to MiddleBrook. MiddleBrook, or its designee, shall use reasonable efforts to fill Product orders.  It is recognized by the Parties that Auriga may from time to time receive orders for the Product directly from Third Parties.  In such event, Auriga promptly shall advise the customer that Auriga is not authorized to accept orders for the Product, but that Auriga will forward the order to MiddleBrook for acceptance or rejection at MiddleBrook’s sole discretion.  Immediately thereafter, Auriga shall transmit said orders and purchase order numbers promptly to MiddleBrook for acceptance or rejection at MiddleBrook’s sole discretion.  MiddleBrook shall assume all shipping and handling charges with respect to such orders.

(f) Each Party shall promptly notify the other Party of any event(s) or occurrence that materially affect(s) or which reasonably appear could materially affect the marketing and sale of the Product in the Territory, including, not by way of limitation, any and all governmental inquiries or requests for information relating to the Product. MiddleBrook shall have the sole authority to handle all governmental inquiries or requests for information about the content and chemical properties concerning the Product and Auriga shall, upon the request and at the sole cost and expense of MiddleBrook unless the inquiry is related to Auriga’s responsibilities, including without limitation Detailing, under this Agreement, provide MiddleBrook assistance in responding to any such governmental inquiries or requests for information.

(g) Without limiting the generality of Section 2.2(f) above, Auriga shall give MiddleBrook notice of any Product complaint, including but not limited to any “Adverse Drug Experience” (as defined in 21 CFR 314.80 or any successor provision thereto) about which Auriga obtains information, in accordance with the following procedure:

(i) Information concerning any Adverse Drug Experience or any clinical complaint associated with the Product shall be reported to MiddleBrook’s designated medical liaison by telefax within twenty-four (24) hours and by hard copy in writing within three (3) days after initial receipt of such information;

(ii) Auriga’s report to MiddleBrook under Section 2.2(g)(i) shall contain (a) the date the report was received by Auriga; (b) the name of the reporter; (c) the address and telephone number of the reporter; (d) how, when and where the “occurrence” took place; (e) the names and addresses of any injured persons and witnesses; (f) the nature and location of any injury or damage arising out of the “occurrence”; and (g) an indication of the adverse drug experience.

(iii) All other non-clinical Product complaints not covered by (i) above shall be reported to MiddleBrook in writing at least once each month.

(h) MiddleBrook shall be responsible to respond to any patient having an Adverse Drug Experience and to respond to any regulatory agencies with respect to technical and medical complaints regarding the Product.

(i) Auriga shall refer all medical information requests to MiddleBrook and shall provide assistance as requested by MiddleBrook in responding to such requests.

(j) MiddleBrook shall have the authority and responsibility to: (1) investigate all Adverse Drug Experiences and non-clinical complaints associated with the Product, including those reported to MiddleBrook by Auriga, and (2) as required or otherwise appropriate, to report such information to the FDA. In addition, so long as Auriga is a co-promoter of the Product, MiddleBrook shall provide Auriga with a summary of all Adverse Drug Experiences and clinical complaints received by MiddleBrook, during each calendar quarter and all material comments of the FDA with respect thereto within thirty (30) days after the end of such calendar quarter.

(k)  For all Adverse Drug Experiences or other information reportable to MiddleBrook, Auriga and its employees, representatives and agents will not make any statement or give any opinion (written or verbal) to anyone that could be construed as an admission of fault on MiddleBrook’s part or a promise that MiddleBrook will compensate anyone.  Auriga, its employees, representatives and agents may only promise to report the Adverse Drug Experience or other information reportable to MiddleBrook and follow the appropriate procedures as outlined herein.

(l) MiddleBrook shall: (i) manufacture the Product or cause the same to be manufactured in conformance with all applicable federal, state and local statutes, ordinances and regulations, (including, without limitation, the FD&C and the regulations thereunder such as current Good Manufacturing Practices), as the same may be amended from time to time, (ii) not ship Product which at the time of shipment is known by MiddleBrook to be adulterated or misbranded within the meaning of the FD&C, and (iii) not ship Product which at the time of shipment is known by MiddleBrook to be a product which would violate any section of the FD&C if introduced into interstate commerce.

(m) Subject to Section 2.2(d), MiddleBrook agrees that it shall conduct all price negotiations in good faith and on an arms length basis.

(n) If in the view of either Party there is a change in market conditions which affects the economics of this Agreement, both Parties will discuss modifications to this Agreement to address such changed market conditions. However, neither Party shall be obligated to agree to such modifications to the terms of this Agreement. If the Parties are unable to reach an agreement as to modifications to the terms of this Agreement within thirty (30) days of the Parties beginning discussions under this Section 2.2(m), either Party may terminate this Agreement upon ten (10) days written notice to the other Party.

(o) MiddleBrook shall furnish and make available, as reasonably requested by Auriga, all readily available information on the efficacy and safety of the Product, as may reasonably be necessary to assist Auriga in its promotion and marketing of the Product in the Territory.

(p) If any employee of Auriga, receives notice of Product tampering or notice of information concerning any incident that causes any Product or its labeling to be mistaken for, the employee of Auriga shall immediately contact MiddleBrook’s product complaint hotline by phone at 1 (877) 363-8080 (or such person(s), address(es) and phone numbers(a) as MiddleBrook may designate from time to time by written notice to Auriga).

(p) * * *.

2.3. Dispute Resolution.

Should the Parties fail through good faith efforts to agree on a matter or resolve any dispute, the matter or dispute shall be referred to the President of MiddleBrook and the President of Auriga for their good faith efforts at a resolution. This Section shall in no way be construed so as to limit any of the rights the Parties may whether contained within this Agreement or otherwise.

2.4. Reporting and Payment.

(a)* * *.

(b) * * *

 (c) All sums due under this Agreement shall be payable in U.S. Dollars by federal funds wire transfer or by check as instructed in writing by the Party to receive such payment from time to time. Auriga shall be solely responsible for all taxes that may be due to any governmental authority in connection with the payments made to it by MiddleBrook hereunder.  All amounts due under Section 2.4(a) shall be paid in calendar quarterly payments within forty-five (45) days following the end of each respective calendar quarter; provided, however, that in the event this Agreement terminates at a time other than as of the end of a calendar quarter, amounts due under Section 2.4(a) for such partial period ending on the date of termination shall be pro-rated and paid within forty-five (45) days following termination. All amounts due under Section 2.4(b) shall be paid within forty-five (45) days following the end of each respective three (3) month period. With each such payment, MiddleBrook shall deliver to Auriga a full and accurate accounting to include at least the following information:

(i) * * *
(ii) * * *

(d) * * *.

(e) * * *.

2.5. MiddleBrook shall promptly notify Auriga in writing of any facts relating to the advisability of a recall, destruction or withholding from the market of the Product anywhere in the world (collectively, “Recall(s)”). If at any time: (a) any governmental or regulatory authority issues a request, directive or order for a Recall; (b) a court of competent jurisdiction orders a Recall; or (c) MiddleBrook determines, (except in emergency situations in which there is insufficient time for such consultation), that a Recall is necessary or advisable, MiddleBrook shall take all appropriate corrective actions, at MiddleBrook’s expense, to effect the Recall; however, if any Product Recalls, returns or market withdrawals are caused solely by the actions or inactions of Auriga which constitute a breach of the terms of this Agreement or a violation by Auriga of any applicable laws, regulations or rules, then Auriga shall bear all reasonable costs (including the reasonable costs of MiddleBrook) associated with any Recalls, returns or market withdrawals resulting from such actions or inactions by Auriga. Auriga shall provide MiddleBrook with cooperation, in connection with and shall respect any Recall, returns or market withdrawals, as reasonably requested MiddleBrook.   Auriga shall make available to MiddleBrook upon request, all pertinent records of Auriga which MiddleBrook may reasonably request to assist MiddleBrook in effecting any recall.

3. INDEMNITY

3.1. (a) MiddleBrook shall defend, indemnify and hold harmless Auriga and its directors, officers, agents and employees, from and against any and all liability, loss, damages and expenses (including attorneys’ fees) as the result of Third Party claims, demands, costs or judgments which may be made or instituted against any of them arising out of (i) any negligent act or omission or willful misconduct of MiddleBrook or any of its officers, directors, agents or employees with respect to Product, (ii) any violation of approved labeling or any applicable statute or regulation with respect to Product, or breach of this Agreement or any representation or warranty hereunder, by MiddleBrook or any of its officers, directors, agents or employees, (iii) the manufacture, possession, packaging, distribution, use, testing, sale or other disposition of the Product, (iv) any claim for patent or trademark infringement in connection with any disposition of the Product, or (v) any breach of this Agreement or any representation or warranty hereunder by MiddleBrook or any of its officers, directors, agents or employees. MiddleBrook shall not be obligated to indemnify an indemnified party to the extent that any claims against an indemnified party result solely from (i) any negligent act or omission or willful misconduct of Auriga or any of its officers, directors, agents, or employees with respect to the Product, (ii) any violation of approved labeling or any applicable statute or regulation by Auriga with respect to Product (provided that Auriga shall not be deemed to be in violation of this provision by using promotional materials provided or approved by MiddleBrook), (iii) any breach of this Agreement or any representation or warranty hereunder, by Auriga or any of its officers, directors, agents, or employees with respect to the Product, (iv) marketing of the Product or any other action with respect to Product by Auriga or any of its officers, directors, agents or employees, in each case which is not in compliance with applicable law, rules or regulation, (provided that Auriga shall not be deemed to be in violation of this provision for using promotional materials provided or approved by MiddleBrook), or (v) any claim warranty or representation by Auriga or any of its officers, directors, agents or employees with respect to Product which has not been approved by MiddleBrook. MiddleBrook shall have the exclusive right to control the defense of any action which is to be indemnified in whole by MiddleBrook hereunder, including the right to select counsel reasonably acceptable to Auriga to defend Auriga, and to settle any claim, provided that, without the written consent of Auriga (which shall not be unreasonably withheld or delayed), MiddleBrook shall not agree to settle any claim against Auriga. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and MiddleBrook’s obligation hereunder shall apply whether or not such claims are rightfully brought.

(b) Auriga shall defend, indemnify and hold harmless MiddleBrook and its respective directors, officers, agents and employees, from and against any and all liability, loss, damages and expenses (including attorneys’ fees) as the result of Third Party claims, demands, costs or judgments which may be made or instituted against any of them arising out of (i) any negligent act or omission or willful misconduct of Auriga or any of its officers, directors, agents or employees with respect to the Product, (ii) any violation of approved labeling or any applicable statute or regulation by Auriga with respect to Product (provided that Auriga shall not be deemed to be in violation of this provision by using promotional materials provided or approved by MiddleBrook), (iii) any breach of this Agreement or any representation or warranty hereunder, by Auriga or any of its officers, directors, agents or employees with respect to the Product, (iv) the marketing of the Product, or any other action by Auriga or any of its officers, directors, agents or employees, with respect to Product in each case which is not in compliance with applicable law, rules or regulation (provided that Auriga shall not be deemed to be in violation of this provision by using promotional materials provided or approved by MiddleBrook), or (v) any claim, warranty or representation of Auriga or any of its officers, directors, agents or employees, with respect to Product which has not been approved by MiddleBrook. Auriga shall not be obligated to indemnify an indemnified party to the extent that MiddleBrook is obligated to provide indemnity as described in paragraph 3.1(a) above. Auriga shall have the exclusive right to control the defense of any action which is to be indemnified in whole by Auriga hereunder, including the right to select counsel reasonably acceptable to MiddleBrook to defend MiddleBrook, and to settle any claim, provided that, without the written consent of MiddleBrook (which shall not be unreasonably withheld or delayed), Auriga shall not agree to settle any claim against MiddleBrook. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and Auriga’s obligation hereunder shall apply whether or not such claims are rightfully brought.

3.2. A person or entity that intends to claim indemnification under this Article 3 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in this Article shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article. The Indemnitee under this Article, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. In the event that each Party claims indemnity from the other and one Party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys’ fees incurred by the Indemnitee in establishing its claim for indemnity.

4. TERM AND TERMINATION

4.1. Except if sooner terminated as provided herein, this Agreement shall be effective as of the date hereof and shall continue for a period of two (2) years from the Effective Date (the “Initial Term”). The Agreement shall be renewed for an additional two (2) year term (each the “Renewal Term”, and together with the Initial Term, the “Term”) should the Parties mutually consent to such a renewal in writing.

4.2. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation provided for in this Agreement which expressly survives expiration or termination. The provisions of Article 3 and Sections 2.4(b), 2.4(c), 4.2, 4.5, 5.8, 5.12, 5.13, and 5.16 shall survive the expiration or termination of this Agreement as well as any other provision which by its intent is meant to survive expiration or termination of this Agreement.

4.3. Notwithstanding any other provision of this Agreement, either Party may terminate this Agreement by notice in writing to the other if (a) the other commits a material breach of this Agreement which (i) in the case of a breach capable of a remedy, shall not have been remedied within sixty (60) days of the receipt by the other of written notice identifying the breach and requiring its remedy and (ii) continues to exist at the time of notice of termination, and (b) for any reason, upon ninety (90) days’ prior notice.

4.4 * * *.

4.5. Upon expiration or termination of this Agreement, Auriga shall have no further rights whatsoever in the Product in the Territory, including but not limited to any rights to co-promote the Product. Further, in the event that this Agreement is terminated by MiddleBrook pursuant to Section 4.3(a) or 4.4 above, Auriga shall have no rights whatsoever to the payments set forth in Section 2.4(b) above.

4.6. Notwithstanding any other provision of this Agreement, MiddleBrook may suspend or terminate sale of Product if the FDA takes any action the result of which is to prohibit or restrict the manufacture or sale or introduction into interstate commerce of the Product. Such termination or suspension shall not be deemed a termination of this Agreement. MiddleBrook shall promptly notify Auriga of any such action by the FDA.

4.7. Either Party may terminate this Agreement if the other Party shall (i) voluntarily enter into any form of bankruptcy or insolvency proceedings; (ii) if any form of bankruptcy or insolvency proceedings shall be brought involuntarily against the other Party and such proceedings shall remain undismissed, unstayed or unvacated for a period of 60 consecutive days; (iii) is adjudicated bankrupt or compounds with or makes any arrangement with or makes a general assignment for the benefit of its creditors; (iv) compulsorily or voluntarily enters into liquidation, except for the purposes of a bona fide reconstruction or amalgamation and with the prior written approval of the other Party; or (v) the Party has a receiver or manager appointed over the whole or a substantial part of its undertakings or assets.

4.8.  Upon expiration or termination of this Agreement, Auriga will cooperate with MiddleBrook in the collection and return to MiddleBrook of all promotional items and literature, Samples, and other sales or sales training materials in the possession of Auriga and/or any member if the Auriga sales team

5. MISCELLANEOUS

5.1. Insurance.

(a) ***.

(b) Each Party shall, at its own expense, obtain insurance (in the case of MiddleBrook additional insurance) covering those types or risks, and in such amounts, as are customary in the industry (including, without limitation, in the case of Auriga, Workers Compensation and Auto Liability coverage), and shall maintain such policies in full force and effect throughout the Initial or any Renewal Term of this Agreement.  Each Party shall provide to the other proof of such insurance no later than ten (10) days after the Effective Date.  Each such certificate shall provide for no less than thirty (30) days prior written notice to the other Party of any lapse, cancellation or termination of such insurance.  Each Party named as an additional insured as herein described shall be entitled to a copy of the then prevailing certificate of insurance at any time, upon request.

5.2. Independent Contractor. The relationship between MiddleBrook and Auriga is that of independent contractors. MiddleBrook and Auriga are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. MiddleBrook shall have no power to bind or obligate Auriga in any manner. Likewise, Auriga shall have no power to bind or obligate MiddleBrook in any manner. Neither Party shall have any responsibility for the hiring, firing, compensation or employee’s benefits of the other Party’s employees or agents

5.3. Nonassignability. This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder to its Affiliate(s), Kef Pharmaceuticals, Inc., a Delaware corporation, or in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction. Any purported assignment in violation of the preceding sentences shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement, provided that such assigning Party shall remain primarily liable hereunder in the case of an assignment to an Affiliate.

5.4. Modification. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and discussions, whether oral or written of the Parties with respect to the subject matter hereof. Any modification of this Agreement shall be effective only when in writing and signed by the Parties and specifically states that it is an amendment to this Agreement.

5.5. Notices. Any notices expressly provided for under this Agreement shall be in writing, shall be given either manually or by mail, facsimile message, telegram, telex or other written means, and shall be deemed sufficiently given if and when received by the Party to be notified at its address set forth below, or if and when mailed by certified or registered mail, postage prepaid, addressed to the Party at such address stated below. Either Party may, by notice to the other Party, change its address for receiving such notices.

If To Auriga:	Auriga Laboratories, Inc.
10635 Santa Monica Blvd. #120
Los Angeles, CA 90025
Attn: Phil Pesin
Telephone No.: (310) 461-3600
Fax No.: (310) 806-4161

Copy to:	Auriga Laboratories, Inc.
10635 Santa Monica Blvd., #120
Los Angeles, California 90025
Attention: Sharyn G. Alcaraz, Corporate Counsel
Telephone: (310) 461-3600
Fax: (310) 806-4161

If To MiddleBrook:	MiddleBrook Pharmaceuticals, Inc.
20425 Seneca Meadows Parkway
Germantown, MD 20876
Attn: Edward Rudnic, Ph. D., President and CEO
Telephone No.: 301-944-6600
Fax No.: 301-944-6700
Copy to:	Dewey & LeBoeuf LLP Attn: Stanton J. Lovenworth 1301 Avenue of the Americas: New York, NY, 10019 (212) 259-8000 (212) 259-6333

5.6. Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not materially affected. It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal, or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the Parties to such invalid, illegal or unenforceable provision, but shall be valid, legal and enforceable. In the event a Party’s rights are materially affected as a result of a change in this Agreement under this Section, such Party may terminate this Agreement.

5.7. Public Announcements. MiddleBrook and Auriga each agrees not to disclose any terms or conditions of this Agreement to any Third Party or to make any public statement about this Agreement or wherein the name of the other Party is used without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except as is required by applicable law, rule or regulation; provided (i) that if this Agreement is required to be filed as part of any public document the filing Party shall, to the fullest extent permitted under such law, rule or regulation, request that confidential treatment be afforded to this Agreement; or (ii) that either Party may allow a Third Party to review this Agreement as part of an overall due diligence examination of such Party in connection with any potential financing, acquisition, disposition or other business combination; provided that such Third Party is under obligation of confidentiality. In the event of a disclosure permitted under this Section, the disclosing Party shall nonetheless provide the non-disclosing Party with notice of such disclosure prior to disclosure, and will, to the extent reasonably possible, provide the non-disclosing Party with an opportunity to correct same. A Party shall not be required to provide the other Party with a disclosure which has been previously provided to a Party.

5.8. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of law principles.

5.9. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement other than a payment provision when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party. Upon the occurrence of such event, the affected Party shall give prompt written notice of such event to the other Party.

5.10. Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a Party’s right to the future enforcement of its rights under this Agreement, excepting only as to an expressed written and signed waiver as to a particular matter for a particular period of time.

5.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.12. Nondisclosure Obligations.

(a) During the term of this Agreement, it is contemplated that a Party will disclose to the other Party proprietary and confidential technology, specifications, technical information and the like which are owned or controlled by a Party (“Confidential Information”). The receiving Party agrees to retain the disclosing Party’s Confidential Information in confidence and not release any such Confidential Information to a Third Party without the prior written consent of the disclosing Party and to use the disclosing Party’s Confidential Information only for the purposes of this Agreement. The obligations of confidentiality will not apply to Confidential Information which:

(i) was known to the receiving Party or generally known to the public prior to its disclosure hereunder;

(ii) subsequently becomes known to the public by some means other than a breach of this Agreement;

(iii) is subsequently disclosed to the receiving Party by a Third Party having a lawful right to make such disclosure;

(iv) is required by law or bona fide legal process to be released, provided, however, that the receiving Party takes all reasonable steps to restrict and maintain the confidentiality of such Confidential Information and provides reasonable notice to the disclosing Party prior to any such Confidential Information being released; or

(v) is approved for release by the Parties.

(b) Upon termination or expiration of this Agreement, each Party shall return to the other Party all tangible forms of Confidential Information furnished by the other Party, including all copies thereof and all memoranda of oral disclosure, except that each Party may retain one copy in the files of its legal counsel to ensure compliance with any legal obligations.

(c) This Section 5.12 shall survive until the tenth anniversary of the termination or expiration of this Agreement.

5.13. Non-Compete. * * *

5.14. Representations and Warranties.

(a) As of the Effective Date, each Party hereby represents, warrants, and covenants to the other Party hereto as follows:

(i)           it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

(ii)           the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;
(iii)           it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(iv)           the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(v)           it shall at all times comply with all applicable laws and regulations relating to its activities under this Agreement; and

(b) As of the Effective Date MiddleBrook represents and warrants to Auriga that to the best of MiddleBrook’s knowledge, the manufacture, use, sale or offer to sell the Product in the Territory by MiddleBrook or Auriga and the terms of this Agreement do not infringe or violate any granted patent or any contract to which MiddleBrook is a party. MiddleBrook further represents and warrants to Auriga that MiddleBrook has the exclusive right to market the Product in the Territory.

5.15. No Grant of License. Nothing contained herein shall be deemed to grant Auriga either expressly or impliedly, a license or other right, title or interest in any patent, trademark, trade name, logo, the Trademark or any other similar property of MiddleBrook, except as may be necessary for Auriga to co-promote the Product in the Territory as provided hereunder.

5.16. No Consequential Damages. Except for a Party’s obligations under Article 3, neither Party shall be liable to the other for any consequential, special, incidental or indirect damages.

6. Exclusivity.  * * *

IN WITNESS WHEREOF, this Agreement has been duly executed effective on the date first above written.

MIDDLEBROOK PHARMACEUTICALS, ____________		AURIGA LABORATORIES, INC.

By:		By:

	Edward M. Rudnic, Ph.D.		Philip S. Pesin
	President and Chief Executive Officer		Chief Executive Officer

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SCHEDULE 1

PERFORMANCE METRICS

The term “Performance Metrics” shall mean the following:

•	* * *

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